Exhibit 23.1

Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-195958) pertaining to the Zendesk, Inc. 2014 Stock Option and Incentive Plan, the Zendesk, Inc. 2014 Employee Stock Purchase Plan and the Zendesk, Inc. 2009 Stock Option and Grant Plan of our report dated February 17, 2015, with respect to the consolidated financial statements of Zendesk, Inc. included in this Annual Report (Form 10-K) of Zendesk, Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Redwood City, CA

February 17, 2015